Exhibit 10.4

May 15, 2023

Jeffrey D. Lawrence

Dear Jeff:

This letter sets forth the terms and conditions of your appointment to serve as a director (“Director”) on the board of directors (the “Board”) of Shake Shack Inc. (the “Company”) and to serve as a member of the Audit Committee of the Board (the “Committee”), effective as of May 15, 2023 (the “Effective Date”).

As a Director, you will be expected to attend at least four (4) Board and four (4) Committee meetings annually and shall have such other duties and responsibilities as are customarily associated with this position. You shall continue to serve on the Board until such time as either you or the Company terminates your service or you are not re-elected to the Board at the Annual General Meeting of Stockholders in June 2024.

As consideration for your anticipated service on the Board and the Committee, you will be eligible to receive cash and equity compensation totaling One Hundred Twenty-Five Thousand Dollars ($125,000) each service year.1 This is pursuant to the Compensation’s Non-Employee Director Compensation Policy, a copy of which has been provided to you. You may elect to receive additional equity in lieu of some or all of the cash portion of your compensation. Please refer to the Director Compensation Election Cover Letter and Director Compensation Election Form, copies of which have been provided to you as well.

You will also be entitled to coverage under a directors’ and officers’ liability insurance policy maintained by the Company.

During your tenure as a Director, you shall at all times and for all purposes be acting as an independent contractor and not as an employee of the Company. Accordingly, you shall not be eligible to participate in employee benefit plans provided by the Company to its employees and the Company shall not, on your account, (i) pay any unemployment tax or other taxes required under the law to be paid with respect to employees or (ii) withhold any monies from any compensation paid to you for income or employment tax purposes. Director compensation is established by the Board and so, notwithstanding this letter, it may be revised at any time and from time to time.

You will receive a number of onboarding documents from Ron Palmese, the Company’s General Counsel. He will be your primary contact in the weeks ahead. If you have any questions once you receive them, do not hesitate to reach out to him.

Please confirm that the foregoing reflects your understanding by signing and returning to us the enclosed duplicate of this letter at your earliest convenience. We are glad to have you aboard and look forward to working together. Please feel free to contact me should you wish to discuss any aspect of your service on the Company’s Board.

Sincerely,

/s/ Daniel H. Meyer
Daniel H. Meyer, Chairman

Accepted & Agreed:

/s/ Jeff Lawrence________________
Jeff Lawrence
Date: May 15, 2023

1 Each service year runs from Q2 in a given year through Q1 the following year.